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                                                        OMB APPROVAL
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         FORM 5                                   OMB Number: 3235-0362
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--------------------------                        Expires: January 31, 2005
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                                                  Estimated average burden
[ ]  Check box if no longer subject                 hours per response .... 1.0
     to Section 16.  Form 4 or Form               ------------------------------
     5 obligations may continue.
     See Instruction 1(b)

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Tofalli                           Kimberly              Roy
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   (Last)                            (First)              (Middle)

                   c/o AnnTaylor Stores Corporation
                   142 West 57th Street
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                                    (Street)

   New York                          NY                     10019
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

          AnnTaylor Stores Corporation (ANN)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   Statement for Month/Year

        Fiscal Year Ended February 2, 2002

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title)                 [_]  Other (specify below)
          President, AnnTaylor Stores Division

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                           5/09/2001       A              30,000      A                                D

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Common Stock                           1/29/2002       A               3,000      A                33,000          D
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indiretly.

                            (Print or Type Response)
                                                                          (Over)
                                                                SEC 2270 (10-94)

FORM 5 (continued)
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                             Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                         9.          10.
                                                                                                         Number      Owner-
                                                                                                         of          ship
                2.                                                                                       Deriv-      of
                Conver-                    5.                              7.                            ative       Deriv-   11.
                sion                       Number of                       Title and Amount              Secur-      ative    Nature
                or                         Derivative    6.                of Underlying        8.       ities       Secur-   of
                Exer-                      Securities    Date              Securities           Price    Bene-       ity:     In-
                cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)     of       ficially    Direct   direct
                Price    Trans-   4.       or Disposed   Expiration Date   -------------------  Deriv-   Owned       (D) or   Bene-
1.              of       action   Trans-   of (D)        (Month/Day/Year)               Amount  ative    at End      In-      ficial
Title of        Deriv-   Date     action   (Instr. 3,    -------------------            or      Secur-   of          direct   Owner-
Derivative      ative    (Month/  Code     4 and 5)      Date        Expira-            Number  ity      Year        (I)      ship
Security        Secur-   Day/     (Instr.  ------------  Exer-       tion               of      (Instr.  (Instr.     (Instr.  (Instr
(Instr. 3)      ity      Year)    8)        (A)   (D)    cisable     Date     Title     Shares  5)       4)          4)       4)
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Employee
 Stock Option  $30.25    5/09/01   A         60,000       Note 1     5/09/11  Common     60,000           60,000       D
(right to buy)                                                                Stock

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Employee
 Stock Option  $37.95    1/29/02   A         25,000       Note 1     1/29/12  Common     25,000           25,000       D
(right to buy)                                                                Stock
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Explanation of Responses:

Note 1:  Exercisable 25% per year on each of the first four anniversaries of grant date.

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     /s/ Kimberly Roy Tofalli                                  3/14/2002
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      **Signature of Reporting Person                             Date

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                SEC 2270 (10-94)